CONTACT: Acura Pharmaceuticals, Inc.,
Investor Relations, Peter A. Clemens, SVP & CFO   847-705-7709

FOR IMMEDIATE RELEASE

ACURA PHARMACEUTICALS, INC. UPDATES OxyADF TABLETS
DEVELOPMENT PROGRAM AND RESULTS OF STUDY AP-ADF-102

Palatine, IL, March 15, 2007: Acura Pharmaceuticals, Inc. (OTC.BB-ACUR), today announced results of Study AP-ADF-102 ("Study 102") a phase II clinical trial for OxyADF (oxycodone HCl and niacin) Tablets, the Company’s lead product candidate incorporating its proprietary Aversion® (abuse deterrent) Technology. OxyADF Tablets are being developed pursuant to an investigational new drug application ("IND") on file with the U.S. Food and Drug Administration ("FDA") with an intended indication for treatment of moderate to moderately severe pain. The Company also provided a status update on the overall OxyADF Tablets development program and its proprietary Aversion® (abuse deterrent) Technology.

Study 102 Design, Methodology and Hypothesis

Study 102 is titled, "A Phase II Single-Center, Randomized, Double-Blind Study in Subjects with a History of Opioid Abuse to Evaluate the Dose-Response for Flushing and Safety and Tolerability of Varying Doses of Niacin in Combination with 40mg of an Opioid vs. 40 mg of an Opioid Alone." This was a placebo-controlled, five-period crossover clinical study conducted on an inpatient basis with 5 cohorts of 5 subjects each. Twenty-four subjects completed the study. All subjects received a single dose of study drug (niacin and oxycodone or oxycodone alone) every 48 hours for 9 days. Each subject, while fasted, was administered a random dosing sequence that included three different dose levels of niacin in combination with 40 mg of oxycodone HCl and 40 mg oxycodone HCl alone. On the final day of the study, the highest niacin dose in combination with 40 mg oxycodone HCl was administered following a standardized high-fat meal. Vital sign measures and subjective and behavioral effects were assessed before each dose and at specified time intervals for up to 12 hours after dosing. Subjective changes were measured by subject response to a Drug Rating Questionnaire, a Treatment Enjoyment Questionnaire and related subjective scales. The hypothesis for the study was that the addition of niacin to oxycodone would produce effects that are disliked by subjects with a history of opioid abuse. The maximum scale response (as measured by the subjects) to the question “Do you dislike the drug effect you are feeling now?” (i.e. the "Disliking Score"), was designated as the primary efficacy variable. Statistical analysis (maximum dislike response in comparison to 0 mg niacin) was conducted for the Drug Rating Questionnaire for all fasted and fed doses of study drugs.

Study 102 Summary Results

Study 102 demonstrated that in the fasting state, all three dose levels of niacin in combination with 40mg of oxycodone produced significant disliking scores (p=.05, p=.01, p=.00 as the niacin dose increased). In the fed state, the high fat meal eliminated the niacin induced disliking effect and delayed the time to peak blood level for oxycodone. No other subjective measure was significantly affected by the niacin. No serious adverse events were reported. The study results for the Drug Rating Scale demonstrate that niacin alters the subjective response to oxycodone as indicated by the statistically significant responses on the disliking scale. This observation in conjunction with the results from the Treatment Enjoyment Questionnaire indicates that the addition of niacin to oxycodone reduces the attractiveness of oxycodone to opiate abusers.

Study 102 Conclusions

The conclusion from Study 102 supports the hypothesis that the addition of niacin to oxycodone in a minimal ratio of 30 mg niacin to 5 mg oxycodone is aversive when compared to oxycodone alone and the addition of niacin to oxycodone does not alter the safety profile of oxycodone alone in subjects with a history of opioid abuse. The Company intends to include the data and results from Study-102 in its 505(b)(2) NDA submission for OxyADF Tablets. You are encouraged to review a more detailed summary of Study AP-ADF-102 included in the Company's 2006 SEC Form 10K.

Development Program for OxyADF Tablets

The technical and pre-clinical development program and regulatory strategy and status for OxyADF Tablets are summarized below. At this stage, we can not provide any assurance that FDA will not require additional pre-clinical studies not listed below, or revise the OxyADF Tablets regulatory requirements prior to their acceptance for filing of a 505(b)(2) NDA submission for OxyADF Tablets.

Technical and Pre-Clinical Development	Status
Formulation development	Complete
Pilot bioequivalence study	Complete
Pivotal oxycodone HCl extraction study	Complete
Tablet stability for NDA submission	Testing in process. 18 month real time data demonstrates stability acceptable for NDA submission
Toxicology studies	Not required per FDA written guidance to the Company

Regulatory Affairs	Status
Investigational New Drug Application	Active
End of Phase II meeting with FDA	Complete
Factorial design clinical studies	Not required per FDA written guidance to Company
Product labeling	Strategy and concepts discussed with FDA. Written guidance provided by FDA to the Company
Regulatory submission for commercial distribution in the U.S.	OxyADF Tablets are eligible for submission as a 505(b)(2) NDA per FDA written guidance to Company
Phase III pivotal clinical trial	Only one phase III efficacy and safety trial is required per FDA written guidance to Company

The clinical development program for OxyADF Tablets is summarized below. At this stage, the Company cannot provide any assurance that FDA will not require additional clinical studies prior to their acceptance for filing of a 505(b)(2) NDA submission for OxyADF Tablets.

Clinical Study Number	Phase I Clinical Study Description	Status
AP-ADF-101	Evaluate optimal amount of niacin per tablet	Final study report complete
AP-ADF-104	Bioequivalence to non-Aversion® Technology Reference Listed Drug	Final study report complete. OxyADF tablets are bioequivalent to reference listed drug
AP-ADF-106	Evaluate effects of nasal snorting	Received FDA written guidance for protocol design
AP-ADF-108	Single dose pharmacokinetics (dose linearity and food effect)	Received FDA written guidance for protocol design
AP-ADF-109	Multi-dose pharmacokinetics (dose linearity)	Received FDA written guidance for protocol design
AP-ADF-110	Single dose pharmacokinetics and bioavailability. Not required if there is dose linearity	Received initial FDA written guidance for protocol design

Clinical Study Number	Phase II and III Clinical Study Description	Status
AP-ADF-102	Relative likeability in subjects with a history of opioid abuse	Subject enrollment complete. Principal Investigator's report and data analysis complete. Final study report in progress
AP-ADF-103	Repeat dose safety and tolerability study in normal subjects	Final study report complete
AP-ADF-107	Niacin dose-response safety and tolerability in normal subjects	Subject enrollment complete. Summary study report complete. Final study report drafted
AP-ADF-105	Pivotal Phase III efficacy and safety	Received FDA written guidance for protocol design. Special Protocol Assessment requested.

Additional OxyADF Tablets Clinical Studies Planned

The FDA has requested that the Company complete certain additional clinical studies for OxyADF Tablets prior to accepting our 505(b)(2) NDA submission including the following:

Study AP-ADF-105. This study is titled “A Phase III, Randomized, Double-blind, Placebo-controlled, Multicenter, Repeat-dose Study of the Safety and Efficacy of OxyADF (oxycodone HCl and niacin) Tablets versus Placebo for the Treatment of Acute, Moderate to Severe Postoperative Pain Following Bunionectomy Surgery in Adult Patients.” This phase III study is planned to enroll approximately 400 patients with moderate to severe pain following bunionectomy surgery. The Company has submitted the study protocol to the FDA and requested a Special Protocol Assessment (SPA). Clinical protocols for Phase III trials which data will form the primary basis for an efficacy claim are eligible for a SPA. A SPA from the FDA is an agreement that the Phase III trial protocol design, clinical endpoints, and statistical analyses plan are acceptable to support regulatory approval. A SPA is binding upon the FDA unless a substantial scientific issue essential to determining safety or efficacy is identified after the testing is begun. The Company believes the completion of Study AP-ADF-105 is the critical time and events path to 505(b)(2) NDA submission for OxyADF Tablets.

Study AP-ADF-106. This will be a phase I clinical study, for use in product labeling, evaluating the nasal irritating characteristics of crushed OxyADF Tablets (with and/or without oxycodone HCl) anticipated to enroll 12-24 normal subjects.

Studies AP-ADF-108, AP-ADF-109, and if necessary AP-ADF-110. These will be phase I single dose or multi-dose pharmacokinetic studies anticipated to enroll approximately 25-50 normal subjects per study.

Estimated Timing for submission of a 505(b)(2) NDA for OxyADF Tablets

Estimating the dates of initiation and completion of clinical studies and the costs to complete development of the Company's product candidates, including OxyADF Tablets, would be speculative and potentially misleading. The Company expects to reassess its future research and development plans pending review of data received from development activities currently in progress and the availability of cash resources to fund such development activities. The cost and pace of future research and development activities are linked and subject to change. At this stage there can be no assurance that any of the Company’s research and development efforts, including those for OxyADF Tablets, will lead to a 505(b)(2) NDA submission or that if NDA submissions are made with the FDA, that any such submission will be accepted for filing or approved by the FDA.

Product Candidates in Development using Aversion® Technology

Aversion® (abuse deterrent) Technology can be formulated into orally administered tablets or capsules containing active pharmaceutical ingredients including oxycodone, hydrocodone, hydromorphone, oxymorphone, morphine, codeine, tramadol, propoxyphene, and other potentially abuseable drugs. In addition to the active ingredient, Aversion® Technology utilizes certain proprietary combinations of pharmaceutical product inactive excipients and active ingredients intended to discourage or deter pharmaceutical product abuse. Aversion® Technology does not utilize opioid antagonists such as naltrexone and naloxone, bittering agents or dyes. Provided product candidates pursued in development prove successful in laboratory testing and clinical trials, of which no assurance can be given, the Company believes that its Aversion® Technology will discourage the three most common methods of opioid pharmaceutical product abuse, including (i) intravenous injection of dissolved tablets or capsules, (ii) nasal snorting of crushed tablets or capsules and (iii) intentional swallowing of excessive numbers of tablets or capsules.

OxyADF (oxycodone HCl and niacin) Tablets, is the Company’s lead product candidate with Aversion® (abuse deterrent) Technology. In addition to OxyADF Tablets, the Company is also engaged in the formulation development of additional product candidates intended for oral administration incorporating Aversion® Technology, including hydrocodone bitartrate with acetaminophen tablets (marketed generically and under the brand names Vicodin®, Lortab®, and Lorcet®), hydromorphone HCl tablets (marketed generically and under the brand name Dilaudid®) and oxycodone HCl with acetaminophen (marketed generically and under the brand names of Percocet®, Tylox®, Endocet®, and Roxicet®). These additional product candidates are in the formulation stage of development. No assurance can be provided that such development efforts will lead to product candidates for which an IND or NDA submission to the FDA will result or that we will have sufficient cash reserves or sources of financing to fund the continued development of such product candidates.

About Acura Pharmaceuticals, Inc.

Acura Pharmaceuticals, Inc. is a specialty pharmaceutical company engaged in research, development and manufacture of innovative Aversion® (abuse deterrent) Technology and related product candidates.

Forward Looking Statements

This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from the Company’s expectations and projections. The most significant of such risks and uncertainties include, but are not limited to, the Company’s ability to secure additional financing to fund continued operations, the Company’s ability to enter into contractual arrangements with qualified pharmaceutical partners to license, develop and commercialize the Company’s technology and product candidates, the Company’s ability to avoid infringement of patents, trademarks and other proprietary rights or trade secrets of third parties, and the Company’s ability to fulfill the FDA’s requirements for approving the Company’s product candidates for commercial distribution in the United States, including, without limitation, the adequacy of the results of the clinical studies completed to date and the results of other clinical studies, to support FDA approval of the Company’s product candidates, the adequacy of the development program for the Company’s product candidates, changes in regulatory requirements, adverse safety findings relating to the Company’s product candidates, the risk that the FDA may not agree with the Company’s analysis of its clinical studies and may evaluate the results of these studies by different methods or conclude that the results of the studies are not statistically significant, clinically meaningful or that there were human errors in the conduct of the studies or otherwise, the risk that further studies of the Company’s product candidates are not positive, and the uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process. You are encouraged to review other important risk factors relating to the Company on our web site at www.acurapharm.com under the link, “Company Risk Factors” and detailed in Company filings with the Securities and Exchange Commission. The Company is at development stage and may never have any products or technologies that generate revenue. Acura Pharmaceuticals, Inc. assumes no obligation to update any forward-looking statements as a result of new information or future events or developments. All Acura Pharmaceuticals, Inc. press releases may be reviewed at www.acurapharm.com.